Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE TO

ALPINE IMMUNE SCIENCES, INC.

(Name of Subject Company (Issuer))

ADAMS MERGER SUB, INC.

(Offeror)

a wholly owned subsidiary of

VERTEX PHARMACEUTICALS INCORPORATED

(Parent of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee Rate**	Amount of Filing Fee

Fees to Be Paid	$4,945,909,007.89	0.00014760	$730,016.17

Fees Previously Paid	$ 0		$ 0

Total Transaction Valuation	$4,945,909,007.89

Total Fees Due for Filing			$730,016.17

Total Fees Previously Paid			$ 0

Total Fee Offsets			$ 0

Net Fee Due			$730,016.17

*	Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding:

(a)

the product of (i) $65.00, the purchase price per share (the “Offer Price”) of Alpine Immune Sciences, Inc. (“Alpine”) common stock, par value $0.001 per share (each such share, a “Share”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, and (ii) 65,603,313 Shares issued and outstanding;

(b)

the product of (i) 8,562,404 Shares issuable pursuant to outstanding options with an exercise price less than the Offer Price and (ii) $53.82, the difference between the Offer Price and $11.18, the weighted average exercise price for such options;

(c)	the product of (i) 457,705 Shares issuable pursuant to outstanding restricted stock units and (ii) the Offer Price;
(d)

the product of (i) 7,069 Shares issuable pursuant to outstanding warrants to purchase Shares with a $12.38 exercise price and (ii) $52.62, the difference between the Offer Price and the exercise price for such warrants;

(e)

the product of (i) 34,722 Shares issuable pursuant to outstanding warrants to purchase Shares with a $4.32 exercise price and (ii) $60.68, the difference between the Offer Price and the exercise price for such warrants; and

(f)

the product of (i) 2,902,127 Shares issuable pursuant to outstanding warrants to purchase Shares with a $0.001 exercise price and (ii) $64.999, the difference between the Offer Price and the exercise price for such warrants.

The calculation of the filing fee is based on information provided by Alpine as of April 18, 2024.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2024 beginning on October 1, 2023, issued August 25, 2023, by multiplying the transaction value by 0.00014760.